EXHIBIT 10.2
Management Incentive Plan General Terms
Authority
The annual Management Incentive Plan (the “Plan”) is established by the Executive Organization & Compensation Committee of the Board of Directors of Applied Industrial Technologies, Inc. (the “Committee”) under the 2007 Long-Term Performance Plan (the “2007 LTPP”).
Objective
The Plan’s objective is to reward eligible participants for their contributions toward the achievement of Applied’s fiscal year business goals.
Participation
The Plan’s participants are those key employees of Applied who are designated as Plan participants by the Committee.
Plan Goals
The Committee shall establish the Plan’s goals. Notwithstanding the foregoing, in the event of (i) a merger, a consolidation, an acquisition or divestiture, the issuance or repurchase of a substantial amount of capital stock, a reorganization or restructuring, or any other transaction or series of transactions, or (ii) asset write-downs, or litigation or claim judgments or settlements, or foreign exchange gains or losses, or (iii) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, or (iv) other extraordinary nonrecurring items, then the Committee, in its sole discretion, may adjust the Plan goals, in order to prevent diminution or enlargement of the benefits intended to be conferred, in such manner as the Committee determines is equitably required by the changes or events.
Eligibility for Awards
If Plan goals are met, to be eligible for an award under the Plan, a participant must comply with the terms and conditions of the 2007 LTPP. In addition, except as provided in the 2007 LTPP, the participant must be actively employed by Applied on the last day of the fiscal year, except that,
•	Participants retiring at age 55 or older under an Applied retirement plan shall be eligible for a prorated award based on date of retirement (calculated using number of quarters’ and partial quarters’ Plan participation).

•	Participants who incur a separation from service due to death or disability shall be eligible for a prorated award based on date of separation from service (calculated using number of quarters’ and partial quarters’ Plan participation).

Notwithstanding anything in these terms and conditions to the contrary, your award may be terminated or rescinded, and if applicable, you may be required to immediately repay the award if the Committee determines, in its sole discretion, that during your employment with Applied or during the period ending six months following your separation from service, you have committed an act inimical to Applied’s interests. Acts inimical to Applied’s interest shall include (but are not limited to) insubordination, willful inattention to duty or violation of Applied’s published policies, illegal or immoral acts, acts of fraud or dishonesty, solicitation of Applied’s employees, customers or vendors to terminate or alter their relationship with Applied to Applied’s detriment, unauthorized use or disclosure of information regarding Applied’s business, employees or customers, and competition with Applied. The determination shall be effective at the time of your act and shall be final and binding in all respects. The provisions of this paragraph are a fundamental term of your award and your award shall be deemed forfeitable throughout the term of your employment and for the six month period following your separation from service.
Other
The Committee has the authority to construe the Plan, to establish, amend, and rescind rules and regulations relating to the Plan, and to make all other determinations, in the Committee’s judgment, necessary or desirable for the Plan’s administration.
The Committee may correct any defect or supply any omission or reconcile any inconsistency with respect to the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect. All Committee action under these provisions shall be conclusive for all purposes.